Exhibit (e)(3)
Underwriting Agreement for:
HIGHLAND FUNDS I
Effective as of the closing of the sale of PNC Global Investment Servicing Inc., the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., HIGHLAND FUNDS I (the “Fund”), on behalf of each portfolio thereof (each a “Portfolio” and collectively, the “Portfolios”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of December 4, 2006, as amended from time to time (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.
Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Portfolios, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the applicable Portfolio or Portfolios, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Portfolios, or with respect to the Fund as a whole. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).
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IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the 1st day of July, 2010.

HIGHLAND FUNDS I
By:	/s/ M. Jason Blackburn
	Name:	M. Jason Blackburn
	Title:	Treasurer
	Date:	7/1/2010

BNY MELLON DISTRIBUTORS INC.
By:	/s/ Tom Deck
	Name:	Tom Deck
	Title:	President
	Date:	6/28/10

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